Exhibit 99.1

Viking Therapeutics Reports Third Quarter 2026 Financial Results and Provides Corporate Update

-- VANQUISH Phase 3 Trials for Subcutaneous VK2735 in Obesity Continue to Advance --

-- SUNRISE Phase 3 Trials for Oral VK2735 Initiated --

-- Positive Top-Line Results Announced for VK2735 Maintenance Dosing Study; Part 2 Study Initiated --

-- Phase 1 SAD Study of Amylin Agonist VK3019 Nearing Completion --

-- Strong Quarter-End Cash Position of $960 Million --

Conference call scheduled for 4:30 p.m. ET today

SAN DIEGO, October 28, 2026 -- Viking Therapeutics, Inc. (Viking) (Nasdaq: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the third quarter and nine months ended September 30, 2026, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Third Quarter Ended September 30, 2026, and Other Recent Events:

“During the third quarter, Viking continued to advance and expand development activities in its obesity franchise. We recently announced the initiation of the SUNRISE Phase 3 program with the oral tablet formulation of VK2735, representing the third and fourth registration trials to be underway. The SUNRISE oral Phase 3 program will closely mirror the ongoing VANQUISH Phase 3 program evaluating the subcutaneous formulation and we are excited to have these important clinical trials underway. In the third quarter we also announced positive results from our initial VK2735 dose-ranging maintenance study. These results demonstrated an impressive maintenance effect, excellent tolerability, and serve to further establish VK2735 as a differentiated potential treatment option for patients with obesity. Following the successful initial readout, we announced another milestone with the initiation of Part 2 of the maintenance study. As with Part 1, subjects will transition from a weekly induction period to a range of VK2735 maintenance options including daily oral doses, every-other-week subcutaneous doses, monthly subcutaneous doses, or placebo. The potential availability of both a tablet and a subcutaneous formulation, across a variety of dosing regimens, will offer unmatched optionality and flexibility to best support a personalized and sustainable weight loss journey. Also, during the quarter, the Phase 1 study of our dual amylin and calcitonin receptor agonist VK3019 continued to advance. Upon completion, we expect to initiate a 28-day multiple ascending dose study of VK3019 in the first quarter of 2027. To support our robust pipeline, as well as the activities related to the potential commercial launch of VK2735, during the quarter the company successfully closed concurrent upsized public offerings of common stock and convertible senior notes, resulting in a strong quarter-end cash balance of $960 million. This provides the company with the runway to execute multiple Phase 3 trials and build the infrastructure to execute a strong and effective commercial strategy.”

Pipeline and Recent Corporate Highlights

•
Phase 3 VANQUISH 1 & 2 Trials for Subcutaneous VK2735 in Obesity Continue to Advance. VK2735 is a wholly owned long-acting dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, in development for the potential treatment of obesity and other metabolic disorders. Top-line data from the company’s prior Phase 2 VENTURE study of VK2735 in adults with obesity demonstrated statistically significant reductions in mean body weight from baseline, ranging up to 14.7% after 13 weekly doses, with no signs of plateau. The VENTURE study also showed VK2735 to be safe and well tolerated through 13 weeks of dosing, with the majority of treatment emergent adverse events characterized as mild or moderate, and resolving quickly.

Based on the positive findings from the Phase 2 VENTURE study, and subsequent feedback from the U.S. Food and Drug Administration (FDA), the company advanced the subcutaneous formulation of VK2735 into Phase 3 development, initiating the VANQUISH Phase 3 registration program in June of last year. The VANQUISH program consists of two clinical trials: VANQUISH-1 in adults with obesity and VANQUISH-2 in adults with obesity and type 2 diabetes. Each study is a randomized, double-blind, placebo-controlled, multicenter trial designed to assess the efficacy and safety of VK2735 administered by subcutaneous injection once weekly for 78 weeks.

The VANQUISH-1 study enrolled approximately 4,500 patients within approximately five months of initiation. The VANQUISH-2 study enrolled approximately 1,000 patients within approximately 9 months of initiation. Participants in each trial have been randomized to weekly doses of 7.5 mg, 12.5 mg, 17.5 mg, or placebo.

The primary endpoint of the VANQUISH trials is the percent change in body weight from baseline for participants receiving VK2735 as compared to placebo after 78 weeks of treatment. Secondary and exploratory endpoints will evaluate a range of additional safety and efficacy measures, including the percentage of patients who achieve at least 5%, 10%, 15% and 20% weight loss. Each study will include an extension portion allowing participants the opportunity to continue receiving treatment following completion of the primary dosing period, including patients who were randomized to placebo for the initial 78-week treatment period.

During the third quarter, both VANQUISH studies continued to advance on track. The company expects these studies to be completed in 2027.

•
VANQUISH Extension Studies to Commence in 1Q27. Following completion of the 78-week treatment period in both VANQUISH studies, participants are eligible to enroll in extension studies, enabling them to continue their treatment for up to an additional 52 weeks. The extension studies will provide important long-term safety and efficacy data and afford subjects the opportunity to continue receiving VK2735 upon completion of the primary dosing periods. In addition, the VANQUISH-1 extension study will include certain less-frequent dosing regimens, including every-other-week and monthly administration. The company anticipates the results of the extension studies to be available in 2028.

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SUNRISE Oral Phase 3 VK2735 Program Initiated; SUNRISE 1 & 2 Trials Underway. In addition to its subcutaneous formulation, Viking is also advancing an oral tablet formulation of VK2735. If successful, the tablet formulation is positioned to become the first oral dual GLP-1/GIP agonist to reach the market. The company believes the availability of both oral and injectable formulations is a key differentiating feature of VK2735, as no other dual or triple agonist is currently available in both formulations. Importantly, using the same active ingredient across formulations may increase treatment adherence by reducing the risk of unexpected side effects compared with switching between therapies that do not share the same active agent. Viking believes the availability of both a tablet and a subcutaneous formulation will offer much needed optionality, flexibility and convenience to best support a personalized and sustainable weight loss journey - from the induction phase of weight loss through long-term weight management.

As with the company’s subcutaneous studies to date, the Phase 1 and Phase 2 trials of Viking’s oral tablet formulation of VK2735 successfully achieved their primary and secondary objectives. The Phase 2 VENTURE Oral Dosing study of VK2735 evaluated once daily doses of the tablet formulation. Top-line results demonstrated statistically significant reductions in mean body weight after 13 weeks, ranging up to 12.2% from baseline. Up to 80% of subjects in VK2735 treatment groups achieved at least 10% weight loss after 13 weeks, compared with only 5% of placebo treated subjects. The tablet formulation also demonstrated encouraging safety and tolerability through 13 weeks of daily dosing. The vast majority of drug-related treatment-emergent adverse events were characterized as mild or moderate, with no meaningful difference in gastrointestinal (GI)-related adverse events between subjects treated with VK2735 and placebo.

Earlier this month, the company announced the initiation of the SUNRISE Phase 3 registration program evaluating oral VK2735. The SUNRISE program includes two studies: SUNRISE-1 in adults with obesity and SUNRISE-2 in obese or overweight adults with type 2 diabetes. Each study is a randomized, double-blind, placebo-controlled, multicenter trial designed to assess the efficacy and safety of oral VK2735, with patients receiving once-daily doses for 68 weeks. SUNRISE-1 and SUNRISE-2 are each targeting enrollment of 560 adults. Participants in each trial will be randomized to one of four treatment groups receiving once-daily VK2735 doses of 27.5 mg, 35 mg, 55 mg, or placebo.

Viking is very pleased to have these important trials underway, as it believes oral VK2735 may represent another differentiated and high value treatment option for patients and physicians alike.

•
Positive Top-Line Results Announced for Part 1 of VK2735 Maintenance Dosing Study. Based on VK2735's promising efficacy and differentiated pharmacokinetic (PK) profile, the company is evaluating a range of novel dosing regimens for both the induction and the long-term maintenance of weight loss. Providing flexible options for long-term therapy, including lower dosing and less frequent administration, may improve treatment persistence following achievement of individual weight loss goals. In addition, affording patients the option to remain on the same therapeutic compound, in either a tablet or an injectable form, throughout their treatment journey may reduce the potential for undesired side effects compared with options that involve switching between different therapeutic agents. The company believes this may also lead to improved adherence to therapy and increase the probability of realizing the long-term benefits of weight loss such as reduced cardiovascular risks, improved physical function and enhanced quality of life.

In the third quarter the company reported positive results from Part 1 of a two-part range-finding study. This study, which was designed to explore a variety of maintenance dosing regimens, demonstrated VK2735’s ability not only to achieve significant weight loss during the induction phase, but to also maintain a high percentage of the initial weight loss long-term using lower and less frequent dosing regimens.

Part 1 of the maintenance study was focused on subcutaneous dosing. The novel design incorporated multiple parts – a 21-week induction period, a 12-week maintenance period evaluating monthly or every-other-week dosing, and a 33-week dosing period utilizing a 17.5 mg weekly dose. A total of 180 subjects were randomized across 11 treatment groups. Subjects were required to have a BMI ≥30 kg/m2 but no other comorbidities. Induction doses ranged from 15.0 mg to 22.5 mg per week, or placebo, administered once weekly by subcutaneous injection for 21 weeks. Following the 21-week induction period, subjects were transitioned to a range of subcutaneous maintenance regimens, or placebo, for an additional 12 weeks.

Through the initial 21 weeks of weekly dosing, robust weight loss was observed at all dose levels, with no signs of plateau. Week 21 weight loss ranged from approximately 16% to approximately 19% compared with approximately 0% for placebo. All doses clearly separated from placebo starting at Week 4, with p-values at each dosing level less than 0.0001 compared with placebo. Among treated subjects, 98% achieved 5% weight loss, 90% achieved 10%, 65% achieved 15%, and 32% achieved 20% weight loss. This compares well with the placebo cohort, for which only 13% achieved 5% weight loss and none achieved 10%, 15% or 20% weight loss at Week 21. Based on the weight loss trajectories among VK2735-treated subjects at Week 21, the company believes that further weight loss is likely to be observed with continued dosing.

Following the 21-week induction phase of the study, subjects were transitioned from weekly dosing to every-other-week or monthly dosing for an additional 12 weeks. Among subjects dosed every-other-week, mean weight loss retained at Week 33 ranged from 83% to 97%, compared with 61% among subjects transitioned from 17.5 mg weekly to placebo, with p-values less than 0.01 for each cohort vs. placebo. Among subjects transitioned to monthly dosing, mean weight loss retained at Week 33 ranged from 82% to 90%, compared with 61% for placebo, with p-values less than 0.01 for each cohort vs. placebo. The significant reduction in weight rebound compared with placebo under either regimen demonstrated a compelling maintenance signal, supporting the concept of less frequent dosing as a potentially viable regimen for long-term weight management.

The maintenance study also incorporated an exploratory cohort where subjects were maintained on a 17.5 mg weekly dose for the entire 33-week treatment window. These participants demonstrated continued weight loss throughout the 33 week study period, reaching approximately 22% from baseline. No plateau was observed, suggesting further weight loss might be expected with continued dosing.

This study also demonstrated a favorable tolerability profile and low rate of discontinuations. During the 21 week induction period, common GI adverse events such as nausea, vomiting, diarrhea, and constipation were consistent with those observed in the company’s prior Phase 2 VENTURE study. This is of particular interest as these subjects were titrated faster (every two weeks) compared with the slower titration schedule (every three weeks) used in the VENTURE study.

During the maintenance period of this study, following the transition to every-other-week or monthly dosing, an encouraging tolerability profile was also observed. Treatment emergent adverse events were similar to placebo, and GI-related adverse events were low and generally no different from placebo. These data suggest that despite a gap of up to four weeks between doses, these participants did not resensitize to GI adverse events such as nausea or vomiting. This supports the company’s view that VK2735’s differentiated PK profile, with an extended half-life and excellent long-term exposures, may provide for greater flexibility in dosing compared with existing options.

The company believes these results demonstrated a credible maintenance effect, a key objective of the study. Importantly, results from this study will help inform the selection of doses in the upcoming VANQUISH extension studies, expected to begin in early 2027.

•
Part 2 Maintenance Dosing Study Initiated, to Evaluate Oral and Additional Subcutaneous Regimens.

Following the successful completion of the first part of the maintenance dosing study, the company recently initiated Part 2 of this study, designed to evaluate a range of oral maintenance regimens, along with select subcutaneous maintenance doses. Part 2 of the study is a randomized, double-blind, placebo-controlled trial in approximately 195 adults with obesity (BMI ≥30 kg/m2) who are otherwise healthy. As in Part 1, all participants will receive initial weekly subcutaneous doses of VK2735 for 21 weeks. Following Week 21, participants will transition to a range of VK2735 maintenance dosing options including daily oral doses, monthly subcutaneous doses, every-other-week subcutaneous doses, or placebo. Study objectives are to evaluate the safety, tolerability, and pharmacokinetic profile of VK2735 under these various dosing regimens. Exploratory endpoints will assess changes in body weight from baseline and from Week 21 to the end of the study at Week 33.

The company expects the results from Part 2 of this study to be available in 2027.

•
Phase 1 Single Ascending Dose Study of Amylin Agonist VK3019 Nearing Completion. VK3019 is an investigational dual amylin and calcitonin receptor agonist (DACRA) in development for the potential treatment of obesity. Preclinical data for this program showed robust effects on body weight, food intake, and metabolism in healthy rats, diet-induced obese mice, and obese primates compared to control-treated animals.

During the second quarter, the company initiated a Phase 1 single ascending dose (SAD) clinical trial evaluating VK3019. The Phase 1 trial is a randomized, double-blind, placebo-controlled SAD study in healthy adults with BMI ≥27. The primary objectives of the study include an evaluation of the safety, tolerability, and pharmacokinetics of VK3019 following administration of single subcutaneous doses. Exploratory pharmacodynamic assessments include evaluations of changes in body weight after a single-dose administration.

The company expects to complete the SAD study later this quarter and initiate a 4 week multiple ascending dose (MAD) study of VK3019 in 1Q27.

The addition of VK3019 to Viking’s clinical pipeline represents an important expansion of the company’s obesity franchise and further illustrates Viking’s commitment to treating obesity first with the goal of helping patients achieve and maintain a weight that will allow them to improve their overall health and quality of life.

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Strong Quarter-End Cash Position of $960 Million Provides Resources to Execute Multiple Long-Term Objectives. In September, Viking successfully closed concurrent upsized public offerings of common stock and convertible senior notes, resulting in gross proceeds to the company of approximately $575.0 million. Following completion of the offering, at the end of the third quarter the company held $960 million in cash, cash equivalents and short-term investments. In addition to providing the runway needed to reach important milestones, including completion of the company’s ongoing Phase 3 obesity trials, and the development of earlier stage programs, these resources will support the company’s growing commercial operations, infrastructure and plans as it prepares for the potential commercial launch of VK2735.

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Upcoming Scientific Conference Presentations.

Viking plans to make the following presentations at scientific conferences in the fourth quarter:

ObesityWeek; November 14 – 17, 2026 - Washington, D.C:

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VANQUISH-2 SC VK2735 Study in Adults With Overweight and Type 2 Diabetes: Baseline Characteristics

Saturday, November 14,2026, 7:30 pm - 8:30 pm ET

Poster presentation

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Impact of SC VK2735 on Obesity Severity and Cardiometabolic Parameters in the VENTURE Study

Sunday, November 15, 2026, 2:30 pm - 3:30 pm ET

Poster presentation

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Upcoming Investor Events

Viking management will participate in the following upcoming investor events:

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Stifel 2026 Healthcare Conference
New York, NY
November 10 - 12, 2026

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Truist 2026 BioPharma Symposium
New York, NY
November 12, 2026

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UBS Global Biopharma Conference

London, UK

November 16 - 17, 2026

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Jefferies Global Healthcare Conference

London, UK

November 16 - 19, 2026

•
Piper Sandler 38th Annual Healthcare Conference

New York, NY

December 1 – 3, 2026

•
J.P. Morgan 2027 Healthcare Conference

San Francisco, CA

January 11 – 14, 2027

Third Quarter and Nine Months 2026 Financial Highlights

Third Quarter ended September 30, 2026, and 2025

Research and development expenses were $166.8 million for the three months ended September 30, 2026, compared to $90.0 million for the same period in 2025. The increase was primarily due to increased expenses related to planned and ongoing clinical studies, manufacturing for the company’s drug candidates, stock-based compensation, salaries and benefits and third-party consultants, partially offset by decreased expenses related to preclinical studies.

General and administrative expenses were $20.3 million for the three months ended September 30, 2026, compared to $8.6 million for the same period in 2025. The increase was primarily due to increased expenses related to legal and patent services, third-party consultants, stock-based compensation, and salaries and benefits. These increases reflect the company’s rapid overall growth compared with the same period in 2025.

For the three months ended September 30, 2026, Viking reported a net loss of $183.2 million, or $1.55 per share, compared to a net loss of $90.8 million, or $0.81 per share, in the corresponding period in 2025. The increase in net loss for the three months ended September 30, 2026, was primarily due to increased research and development expenses and general and administrative expenses, noted previously, compared to the same period in 2025.

Nine Months ended September 30, 2026, and 2025

Research and development expenses were $432.7 million for the nine months ended September 30, 2026, compared to $191.5 million for the same period in 2025. The increase was primarily due to increased expenses related to planned and ongoing clinical studies, stock-based compensation, manufacturing for the company’s drug candidates, salaries and benefits, and third-party consultants, partially offset by decreased expenses related to preclinical studies.

General and administrative expenses were $51.1 million for the nine months ended September 30, 2026, compared to $37.1 million for the same period in 2025. The increase was primarily due to increased expenses related to third-party consultants, legal and patent services, and salaries and benefits, partially offset by decreased expenses related to stock-based compensation. These increases reflect the company’s rapid overall growth compared with the same period in 2025.

For the nine months ended September 30, 2026, Viking reported a net loss of $469.5 million, or $4.03 per share, compared to a net loss of $202.0 million, or $1.80 per share, in the corresponding period in 2025. The increase in net loss for the nine months ended September 30, 2026, was primarily due to increased research and development expenses and general and administrative expenses, noted previously, compared to the same period in 2025.

Balance Sheet as of September 30, 2026

At September 30, 2026, Viking held cash, cash equivalents, and short-term investments of $960 million, compared to $706 million as of December 31, 2025. This balance includes the aggregate net proceeds of approximately $550 million from the company’s recent financing.

Conference Call

Management will host a conference call to discuss Viking's third quarter 2026 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until November 4, 2026, by dialing (855) 669-9658 from the U.S. and Canada, or (412) 317-0088 and entering conference ID # 1882451. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking's website at https://ir.vikingtherapeutics.com/webcasts-presentations. An archive of the webcast will also be available on the Webcasts page of Viking's website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company advancing a next-generation portfolio of therapies for obesity and metabolic disease. Guided by deep expertise in metabolic biology and rigorous science, Viking is developing innovative treatments to help people achieve meaningful, lasting health improvements by treating obesity first. The company's lead program, VK2735, is a dual glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptor agonist in development in both subcutaneous and oral formulations for obesity. VK2735 is currently being evaluated in Phase 3 clinical studies for obesity, along with maintenance dosing strategies designed to support long-term weight management. Viking is also advancing additional obesity programs, including VK3019, an amylin receptor agonist, VK2809, an orally available thyroid hormone receptor beta agonist for metabolic and liver disease, and VK0214 for the rare genetic disorder X-linked adrenoleukodystrophy (X-ALD).

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK3019, VK0214, VK2809, and the company's other incretin and other receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission including Viking's Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	166,804	89,953	432,708	191,496
General and administrative	20,308	8,608	51,126	37,108
Total operating expenses	187,112	98,561	483,834	228,604
Loss from operations	(187,112)	(98,561)	(483,834)	(228,604)
Other income (expense):
Amortization of financing costs	—	(8)	—	(56)
Interest income, net	4,014	7,772	14,359	26,669
Interest expense, net	(88)	—	(88)	—
Realized gain on investments	—	10	30	14
Total other income, net	3,926	7,774	14,301	26,627
Net loss	(183,186)	(90,787)	(469,533)	(201,977)
Other comprehensive loss, net of tax:
Unrealized (loss) gain on investments	(518)	540	(2,067)	1,129
Foreign currency translation (loss) gain	(27)	—	(9)	33
Comprehensive loss	$(183,731)	$(90,247)	$(471,609)	$(200,815)
Basic and diluted net loss per share	$(1.55)	$(0.81)	$(4.03)	$(1.80)
Weighted-average shares used to compute basic and diluted net loss per share	118,050	112,320	116,636	112,217

Viking Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$677,609	$165,810
Short-term investments – available-for-sale	282,204	539,929
Prepaid clinical trial and preclinical study costs	10,008	8,053
Prepaid expenses and other current assets	3,178	1,806
Total current assets	972,999	715,598
Right-of-use assets	3,853	85
Restricted cash	202	—
Deposits	113	46
Total assets	$977,167	$715,729
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$82,134	$53,251
Other accrued liabilities	51,739	23,279
Lease liability, current	24	137
Total current liabilities	133,897	76,667
Lease liability, net of current portion	4,014	—
Convertible Notes	250,656	—
Total long-term liabilities	254,670	—
Total liabilities	388,567	76,667
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at September 30, 2026 and December 31, 2025; no shares issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at September 30, 2026 and December 31, 2025; 127,521,229 shares issued and outstanding at September 30, 2026 and 114,793,067 shares issued and outstanding at December 31, 2025	1	1
Additional paid-in capital	1,907,376	1,486,229
Accumulated deficit	(1,317,079)	(847,546)
Accumulated other comprehensive (loss) gain	(1,698)	378
Total stockholders’ equity	588,600	639,062
Total liabilities and stockholders’ equity	$977,167	$715,729

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Jennifer Arcure (Media)

917-603-0681

jarcure@vidasp.com